Exhibit 10.32

SUMMARY OF NAMED EXECUTIVE OFFICER COMPENSATION

Fiscal 2007 Cash Bonuses

     On February 12, 2008, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Cabela’s Incorporated (the “Company”) (i) assessed the performance of the Company with respect to the pre-established corporate financial objectives for fiscal 2007, (ii) assessed the individual performance of the Company’s executive officers and compared actual fiscal 2007 individual performance to the pre-determined individual performance goals, and (iii) determined the fiscal 2007 cash bonuses payable under the Company’s Restated Bonus Plan for the following executive officers of the Company (the “named executive officers”): Dennis Highby, President and Chief Executive Officer; Ralph W. Castner, Vice President and Chief Financial Officer; Patrick A. Snyder, Senior Vice President of Merchandising, Marketing, and Retail Operations; Michael Callahan, Senior Vice President of Business Development and International Operations; and Brian J. Linneman, Senior Vice President of Global Supply Chain and Operations. Each of Messrs. Highby, Castner, Snyder, Callahan, and Linneman are employed “at will.” Fiscal 2007 cash bonuses for the named executive officers will be payable in March 2008.

Fiscal 2008 Base Salaries

     On February 12, 2008, the Compensation Committee established fiscal 2008 base salaries for the named executive officers. Fiscal 2008 base salaries, effective March 16, 2008, for the named executive officers will be as follows: Mr. Highby, $721,924; Mr. Castner, $388,125; Mr. Snyder, $475,000; Mr. Callahan, $429,955; and Mr. Linneman, $400,000.

Fiscal 2008 Cash Bonus Opportunities

     On February 12, 2008, the Compensation Committee set the targets and performance criteria for the fiscal 2008 cash bonus opportunities for the named executive officers. These targets and performance criteria were set pursuant to the Company’s Performance Bonus Plan. The following table sets forth the floor, threshold, target, and maximum cash bonus opportunity for each of the named executive officers for fiscal 2008.

	Floor	Threshold	Target	Maximum
	Bonus	Bonus	Bonus	Bonus
Dennis Highby	$500,000	$1,000,000	$2,000,000	$3,000,000
Ralph W. Castner	$125,000	$250,000	$500,000	$750,000
Patrick A. Snyder	$166,250	$332,500	$665,000	$997,500
Michael Callahan	$150,000	$300,000	$600,000	$900,000
Brian J. Linneman	$140,000	$280,000	$560,000	$840,000

     For fiscal 2008, each named executive officer’s cash bonus opportunity is based upon the achievement of performance criteria relating to earnings per share and comparable store sales. The fiscal 2008 weightings of the performance criteria are as follows: 75% earnings per share and 25% comparable store sales. The named executive officers will receive no fiscal 2008 cash bonuses for achievement of the performance criteria unless the earnings per share floor is met.

     The named executive officers are parties to respective Management Change of Control Severance Agreements and Indemnification Agreements with the Company. The named executive officers are also eligible to participate in the Company’s broad-based benefit plans, including health and life insurance programs, 401(k) Savings Plan, and Employee Stock Purchase Plan, and to receive awards under the Company’s 2004 Stock Plan.

     Additional information regarding the compensation of the named executive officers will be set forth in the section titled “Executive Compensation” of the Proxy Statement for the Company’s 2008 Annual Meeting of Shareholders (the “Proxy Statement”), which section is incorporated herein by reference. The Proxy Statement is expected to be filed with the SEC in March 2008.

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